Exhibit 99.2

Vinco Ventures Obtains a Temporary Restraining Order

Rochester, NY, August 8, 2022 – On August 5, 2022, Vinco Ventures, Inc. (Nasdaq: BBIG) (“Vinco Ventures,” “Vinco,” or the “Company”), a Nevada corporation, was granted a temporary restraining order (the “TRO”) from the district court Judge of Nevada (District Court Clark-County, Nevada Case No: A-22-856404-B.) against Theodore Farnsworth, Lisa King, Roderick Vanderbilt, and Eric Noble (collectively, the “Farnsworth Group”). The Farnsworth Group is “enjoined from holding themselves out internally or externally as employed by the Company or acting on its behalf in any capacity; is enjoined from accessing Company’s premises or servers; and is required to relinquish control, or to direct those persons working with or under them to relinquish control, over the Company’s SEC filing passcodes and cooperate to return SEC codes to the Company’s dominion and control under John Colucci and return all Company personal devices, passwords, servers, documents (whether in paper or electronic format), payment and payroll systems, and emails and email servers related to any business of the Company and its affiliates.”

Over the past few weeks, the Farnsworth Group has been attempting to seize control of Vinco by intentionally creating chaos and holding Company systems and assets hostage from the Company’s legally appointed officers, imperiling its ability to operate properly. The actions of the Farnsworth Group include, among other things, making unauthorized SEC filings and incorrectly holding themselves out internally and externally as employees of the Company. The TRO expressly enjoins the Farnsworth Group from continuing to take these invalid and incorrect actions.

In the process of this attempted hostile takeover attempt, the Farnsworth Group has ignored legally taken Board actions, made inaccurate SEC filings, posted inaccurate and misleading information on social media sites and YouTube, refused to leave after being fired by the Board, blocked the Company’s SEC filings, held illegal board meetings, blocked emails, taken over administrative rights on email and other systems, taken over HR systems and blocked a reduction in force, put the Interim CEO and CFO on “administrative leave,” and harassed and bullied staff to get access to bank accounts, payroll and payment systems.

Prior to obtaining the TRO, the Company filed a lawsuit against Ted Farnsworth and Lisa King in New York State Supreme Court, and the judge granted an Order to Show Cause, ordering the parties to file documents about why the defendants should not be ordered by the Court to be (1) enjoined from holding themselves out as employed by Vinco, (2) enjoined from accessing computer systems, servers and email, (3) enjoined from entering premises, and (4) compelled to turn over the Company’s SEC passcodes (the “NY Lawsuit”). The Company voluntarily discontinued NY Lawsuit on August 4, 2022.

Certain members of the Farnsworth Group co-founded, or held management positions with, ZASH Global Media and Entertainment Corporation and controlled ZVV Media Partners LLC (“ZVV”), Zash’s joint venture company with Vinco. ZVV has an 80% ownership interest in Lomotif Private Limited, represented to be a Tik Tok rival.

The Company’s Interim CEO, John Colucci, confirmed that “This hostile takeover attempt would not stop us in actively pursuing our strategic imperative project named ‘NoMo LoMo.’ NoMo LoMo may potentially be this Company’s greatest asset with notable business opportunities given the US government’s and other government’s opposition to TikTok on the grounds of its Chinese ownership and national and other security issues. We would not allow this most valuable asset to fall into the hands of the Farnsworth Group or Zash without a fight and without adequate consideration to Vinco’s shareholders. All of our shareholders need to be properly and fairly compensated, and that’s what I’m fighting for.”

It is anticipated that details on this currently called “NoMo LoMo” project may be revealed prior to and during the upcoming Vinco stockholder’s meeting to be held on August 23, 2022 at 10 am.

About Vinco Ventures

Vinco Ventures (Nasdaq: BBIG) is focused on the development of digital media and content technologies. Vinco Ventures’ consolidated subsidiary, ZVV Media Partners, LLC, a joint venture of Vinco Ventures and ZASH Global Media and Entertainment Corporation, has an 80% ownership interest in Lomotif Private Limited. For more information, please visit investors.vincoventures.com.

Forward-Looking Statements and Disclaimers

This press release contains “forward-looking statements” as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are based upon beliefs of, and information currently available to, Vinco Ventures’ management as well as estimates and assumptions made by Vinco Ventures’ management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate,” “projected,” and other words or the negative of these terms and similar expressions as they relate to the applicable company or its management identify forward-looking statements. Such statements reflect the current view of Vinco Ventures with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Vinco Ventures and its subsidiaries and consolidated variable interest entities including Lomotif, their industry, financial condition, operations and results of operations. Such factors include, but are not limited to, the expected benefits from Vinco Ventures’ investments in Lomotif and related growth initiatives and strategies such as the blended media, cross-platform distribution strategy, the expected benefits of Lomotif’s participation in and sponsorship of live entertainment events, the expected benefits from acquisition of AdRizer and planned integration of the AdRizer technology with Lomotif and Honey Badger and synergies between AdRizer, Lomotif and Honey Badger and such other risks and uncertainties described more fully in documents filed by Vinco Ventures with or furnished to the Securities and Exchange Commission, including the risk factors discussed in Vinco Ventures’ Annual Report on Form 10-K for the period ended December 31, 2021 filed on April 15, 2022, which are available at www.sec.gov. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss

VincoVentures@kcsa.com